                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                               (Amendment No. 20)*


                                 Kellogg Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   487836 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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------------------------                                ------------------------
CUSIP No. 487836 10 8                  13G                     Page 2 of 4 Pages
         ------------
------------------------                                ------------------------

--        ----------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          George Gund III
--        ----------------------------------------------------------------------

--        ----------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                 (b) X
--        ----------------------------------------------------------------------

--        ----------------------------------------------------------------------
 3        SEC USE ONLY
--        ----------------------------------------------------------------------

--        ----------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
--        ----------------------------------------------------------------------
                           --        -------------------------------------------
                            5        SOLE VOTING POWER
                                       224,000
                           --        -------------------------------------------
                           --        -------------------------------------------
     NUMBER OF              6        SHARED VOTING POWER
      SHARES                           49,074,752
   BENEFICIALLY            --        -------------------------------------------
   OWNED BY EACH           --        -------------------------------------------
     REPORTING              7        SOLE DISPOSITIVE POWER
    PERSON WITH                        -0-
                           --        -------------------------------------------
                           --        -------------------------------------------
                            8        SHARED DISPOSITIVE POWER
                                       14,346,692
                           --        -------------------------------------------

--         ---------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             49,298,752
--         ---------------------------------------------------------------------
--         ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--         ---------------------------------------------------------------------
--         ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             12.2%
--         ---------------------------------------------------------------------
--         ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           IN The filing of this statement shall not be construed as an admission that the reporting person is, for the purposes of
               Section 13(d) or 13(g) of the Act, the beneficial owner of all of the securities covered by this statement.
--         ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



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                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------

                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                    -----------------------------------------

                              TEXT OF SCHEDULE 13G
                              --------------------

                                AMENDMENT NO. 20
                                ----------------

Item 1(a).       Name of Issuer:  Kellogg Company

Item 1(b).       Address of Issuer's Principal Executive Offices:
                 235 Porter Street, Battle Creek, Michigan  49106

Item 2(a).       Name of Person Filing:  George Gund III

Item 2(b).       Address of Principal Business Office, or, if none, Residence:
                 1821 Union Street, San Francisco, California  94123

Item 2(c).       Citizenship:  U.S.A.

Item 2(d).       Title of Class of Securities:  Common Stock

Item 2(e).       CUSIP Number:  487836 10 8

Item 3.          Not applicable.

Item 4.          Ownership:

        (a)   Amount Beneficially Owned:  49,298,752

        (b)   Percent of Class:  12.2%

        (c)   Number of shares as to which such persons has:

                (i)   sole power to vote or to direct
                      the vote:  224,000

                (ii)  shared power to vote or to direct
                      the vote:  49,074,752**

                (iii) sole power to dispose or to direct
                      the disposition of:  -0-

                (iv)  shared power to dispose or to direct
                      the disposition of:  14,346,692**

Item 5.          Ownership of five percent or less of a class:  Not applicable.

Item 6. Ownership of more than five percent on behalf of another person: Yes. Key Trust Company of Ohio, N.A., as Trustee of certain trusts.


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Item 7.        Identification and classification of the subsidiary which
               acquired the security being reported on by the parent holding company: Not applicable.

Item 8. Identification and classification of members of the group: Not applicable.

Item 9.        Notice of dissolution of group:  Not applicable.

Item 10.       Certification:  Not applicable.

             The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of all of the securities covered by this statement.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

**Note: The numbers of shares noted in Items 4(c)(ii) and 4(c)(iv) includes 11,730,000 shares held by a nonprofit foundation of which the reporting person is one of five trustees and one of nine members, as to which shares any beneficial ownership is hereby disclaimed.



Dated:  February  16  , 1999                                 /s/ George Gund III
                 -----                                       -------------------
                                                             GEORGE GUND III